                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     BOETTCHER WESTERN PROPERTIES III LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                     BOETTCHER WESTERN PROPERTIES III LTD.
                 77 West Wacker Drive, Chicago, Illinois  60601

               NOTICE OF SPECIAL MEETING OF THE LIMITED PARTNERS
                    OF BOETTCHER WESTERN PROPERTIES III LTD.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Limited Partners of Boettcher Western Properties III Ltd., a Colorado limited partnership (the "Partnership"), will be held at the Westin Tabor Center, 1200 Seventeenth Street, Denver, Colorado, 80202 on December 30, 1997, at 2:00 p.m., Mountain Standard Time, for the following purpose:

     To consider and approve a proposal to sell substantially all of the assets of the Partnership, comprised of the shopping center property owned by the Partnership located in Stockton, California, commonly known as Venetian Square Shopping Center, and to subsequently liquidate and dissolve the Partnership.

     Only limited partners of record at the close of business on November 18, 1997 are entitled to notice of, and to vote at the special meeting.

     It is very important that all limited partners participate in the voting. The Partnership's ability to complete the transaction discussed in the Proxy Statement and make distributions to the limited partners in liquidation and dissolution of the Partnership pursuant to the terms of the limited partnership agreement is dependent upon the approval of limited partners owning a majority in interest of the limited partnership units.

     BPL Holdings, Inc., a Delaware corporation, as the managing general partner of the managing general partner of the Partnership, urges you to sign and return the enclosed proxy as promptly as possible and in any event by December 30, 1997. The proxy should be returned in the enclosed envelope.



                              BPL Holdings, Inc., managing general partner of Boettcher Properties, Ltd., managing general partner of the Partnership


Dated: November 20, 1997

                     BOETTCHER WESTERN PROPERTIES III LTD.
                                PROXY STATEMENT
                                ---------------

                    SPECIAL MEETING OF THE LIMITED PARTNERS
                         PURPOSE OF THE SPECIAL MEETING

     On December 30, 1997, Boettcher Western Properties III Ltd., a Colorado limited partnership (the "Partnership"), intends to hold a Special Meeting of Limited Partners (the "Special Meeting") to consider a proposal to sell substantially all of the assets of the Partnership, comprised of the shopping center property owned by the Partnership located in Stockton, California, commonly known as Venetian Square Shopping Center (the "Property"), and to subsequently liquidate and dissolve the Partnership. The sale of the Property is intended to be made pursuant to the terms of a Purchase and Sale Agreement, as amended or supplemented from time to time (the "Purchase and Sale Agreement"), dated effective July 17, 1997 between the Partnership and M. Phillip Cardoza, an individual (the "Buyer"). The proposed sale of the Property is described below in this Proxy Statement, which is first being mailed on November 24, 1997 to the limited partners (the "Limited Partners") of record as of November 18, 1997.

     The managing general partner of the Partnership is Boettcher Properties, Ltd. (the "Managing General Partner"), which is 98% owned by BPL Holdings, Inc. ("Holdings"). The associate general partner of the Partnership is Boettcher 1983 Associates (the "Associate General Partner"). See "Environmental Matters." The Managing General Partner is the managing general partner of the Associate General Partner.

     Upon the closing of the sale of the Property, the sale proceeds will be used to repay the mortgages secured by the Property and expenses of sale (including, without limitation, the cost of purchasing insurance covering unknown environmental contamination and a guaranty for obtaining a closure letter regarding pending environmental remediation). See "Environmental Matters." Thereafter, the Managing General Partner will proceed to liquidate and dissolve the Partnership, applying the remaining net proceeds from the sale of the Property and any other funds of the Partnership in the following manner:

     1. To the payment of remaining debts and liabilities of the Partnership and expenses of liquidation;

     2. To the setting up of cash reserves, if necessary, to cover any contingent liabilities identified by the Managing General Partner arising out of or in connection with the operations of the Partnership, including any additional reserves to cover environmental remediation expenses and liabilities; and

     3.  To distributions to the Limited Partners.

          Once this liquidation has been completed, the operations of the Partnership will cease and the Partnership will be dissolved.

          Based upon financial information as of June 30, 1997, the estimated costs of closing and the estimated distributions in liquidation and dissolution of the Partnership after the sale of the Property, set forth below is a summary of cash distributions to the Limited Partners to date, estimated distributions in liquidation and total distributions (without regard to any additional reserves or expenses to cover environmental remediation expenses and costs for the Closure Guaranty, see "Environmental Matters") per $1,000 unit:


          Distributions to date                             $258.47
          Estimated distributions in liquidation             174.13
                                                            -------
          Total estimated distributions per $1,000 Unit     $432.60
                                                            =======

          Proxies in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon. Properly executed proxies that are returned, but in which no direction on the proposal is given, will be voted for the proposal. Proxies will be voted in the foregoing manner with respect to any proposal to adjourn the Special Meeting. Proxies cannot be revoked except by submitting a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Officers and other employees of Holdings and/or its affiliates may solicit proxies by telephone, telefacsimile, telegraph or personal interview, as well as by mail. No compensation will be paid to any person for soliciting proxies. The cost of the solicitation will be paid by the Partnership.

          The Partnership has only one class of limited partners and no Limited Partner has a right of priority over any other Limited Partner. The participation of the Limited Partners is divided into limited partnership interests and each Limited Partner owns one limited partnership interest (a "Unit") for each $1,000 of capital contributed by such Limited Partner to the Partnership.

          As of June 30, 1997, the Partnership had 22,000 Units outstanding, held by approximately 2,300 holders of record. There is no established trading market for the Units. Based on a review of the Partnership's records, the following person or group of persons were on record as owning more than 5% of the outstanding Units as of the record date, November 18, 1997: Summit Venture L.P. owned 1,884 Units, representing 8.7% of the outstanding Units. The Managing General Partner owns 424 Units and intends to vote these Units in favor of the proposed sale of the Property and subsequent liquidation and dissolution of the Partnership. None of the officers or directors of Holdings own any Units. Only Limited Partners of record at the close of business on November 18, 1997 will be entitled to notice of and to vote at the Special Meeting.

          The Board of Directors of Holdings, on its own behalf, as the managing general partner of the Managing General Partner, and as managing general partner of the managing general partner of the Associate General Partner unanimously approved the proposed sale of the Property and the subsequent liquidation and dissolution of the Partnership and recommends that the Limited Partners approve the sale of the Property and the subsequent liquidation and dissolution of the Partnership. The sale of the Property and subsequent liquidation and dissolution of the Partnership is the proposal that is the subject of this proxy solicitation, and such proposal will be adopted only if approved by

     Limited Partners owning a majority in interest of the Units. Each Unit is entitled to one vote on the proposal.

                            PROPOSED SALE OF ASSETS

     Forward-Looking Statements

          This Proxy Statement contains forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) representing the Managing General Partner's current expectations and beliefs concerning future events. When used in this Proxy Statement, the words "may," "will," "should," "continue," "believe," "estimate," "plan," "expect," "intend," "anticipate," or the negation thereof or other variations thereon or comparable terminology as they relate to the Partnership or its management, are intended to identify forward-looking statements. The matters set forth in such forward-looking statements constitute statements identifying important factors with respect to this Proxy Statement, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The actual results of the Partnership could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties related to and including, without limitation, the Partnership's ability to sell its remaining real estate investment, the levels of rental income and expenses relating to its real estate investment, and the extent of additional costs to complete environmental remediation at its remaining property. These risks and uncertainties are beyond the ability of the Managing General Partner to control; in many cases, the Managing General Partner cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements.

     Description of the Property

          The Property is located at 4555 North Pershing Street, Stockton, California. The Property, improved in the fall of 1979, consists of approximately 9.2 acres of land and three buildings containing approximately 117,107 square feet of net rentable area.

          The Property is adequately maintained. The Buyer has not requested any structural repairs or improvements as a condition to purchasing the property. The Property, however, is currently the subject of an environmental remediation effort undertaken by the Partnership. See "Environmental Matters". In the event the proposed sale does not occur, it is anticipated that the shopping center would require roof replacement and facade repairs in the next one to two year period. The cost estimates for this replacement range from $200,000 to $250,000. Additionally, as discussed below under "Factors Affecting Decision to Sell the Property," it is anticipated that the Property will incur additional maintenance costs in the future as the Property ages.

     Acquisition of the Property by the Partnership

          On December 9, 1983, the Partnership acquired the Property for a total purchase price of $8,040,000 ($7,261,593 net of debt discount), of which $3,532,695 was paid in cash. The remainder was financed by the assumption of an existing first mortgage for

     $4,380,972 ($3,636,579 net of debt discount). In addition to the first note and deed of trust, the Property was acquired subject to a City of Stockton Improvement District Bond Assessment and certain industrial revenue bonds in the amount of $126,333 ($92,319 net of debt discount).

     Description of Buyer

          The Buyer is M. Phillip Cardoza, an individual. The principal executive office of the Buyer is located at 1111 Civic Drive, Suite 365, Walnut Creek, California, 94596, and his telephone number is (510) 932-0500. To the knowledge of the Managing General Partner, the Buyer and his affiliates are unrelated to the Partnership and its affiliates. An affiliate of the Buyer, Cardoza Properties, Inc., ("Cardoza Properties"), however, is currently employed by the Partnership as the property manager of the Property and will receive a 4% ($291,000) commission as a cooperating broker on the sale of the Property.

     Purchase Price

          Pursuant to the terms and conditions of the Purchase and Sale Agreement, the Partnership has agreed to sell the Property to the Buyer upon approval of Limited Partners owning a majority in interest of the Units. Subject to the adjustments described below, the purchase price for the Property is $7,275,000.

          The purchase price for the Property will be adjusted as of the closing date with respect to all items of income and expense associated with the operation of the Property. These adjustments will reflect that all expenses and income attributable to the period on or after the closing date will be allocated to the Buyer and those prior to the closing date will be allocated to the Partnership. At closing, all principal and interest on indebtedness relating to the Property will be repaid, which is estimated to total approximately $3,200,000 (assuming a closing date of January 14, 1998). See "Distributions in Liquidation of the Partnership." In addition, the Buyer will be credited with, or the purchase price reduced for, certain liabilities relating to the Property at closing including, among others, the amount of refundable tenant security deposits owed to tenants of the Property. See Note 2 of the Notes to Unaudited Pro Forma Financial Information for a detailed description of the estimated closing adjustments.

          Upon closing, a sales commission will be paid to Grubb & Ellis Company (the "Broker"), the Partnership's exclusive listing agent for the sale of the Property. Under the listing agreement, the Broker will be paid 3% of the purchase price. In addition, the Partnership will pay Cardoza Properties a 4% selling commission as cooperating broker in this sale transaction. Based upon the $7,275,000 purchase price of the Property, the total sales commission will equal $509,250. After taking into account the 4% ($291,000) commission paid to Cardoza Properties, an affiliate of the Buyer, the effective purchase price paid by the Buyer will be $6,765,750. The Broker is unrelated to the Partnership and its affiliates.

          In connection with the execution of the Purchase and Sale Agreement, the Buyer deposited $60,000 into escrow as an earnest money deposit. The Buyer completed his due diligence review of the Property and according to the terms of the Purchase and Sale

     Agreement his earnest money deposit became "non-refundable" on October 7, 1997, unless the Purchase and Sale Agreement is terminated for a failure of a condition precedent to the Buyer's obligation. If the Purchase and Sale Agreement is terminated by the Buyer for a failure of a condition precedent to the Buyer's obligation, in addition to the return of the escrow deposit, the Buyer may seek a reward of actual damages from the Partnership in an amount up to $60,000. If the Partnership fails to obtain approval of the sale of the Property from the Limited Partners, the Purchase and Sale Agreement requires the Partnership to return the escrow deposit and reimburse the Buyer, up to a maximum of $50,000, for out of pocket expenses incurred in connection with the Buyer's due diligence inspection of the Property, negotiating the sale of the Property, and documentation of the sale of the Property. Currently, the closing of the sale is expected to occur no later than 15 days after the sale is approved by the Limited Partners.

     Conditions to Closing

          Because the closing of the Purchase and Sale Agreement is conditioned upon, among other things, the approval of Limited Partners owning a majority in interest of the Units, there can be no assurance that the proposed sale will occur. The Buyer's further obligations under the Purchase and Sale Agreement are subject to, among other things, the satisfaction of certain conditions including, the Partnership's failure to sell the Property in accordance with the terms of the Purchase and Sale Agreement, the Partnership's failure to complete environmental remediation at the Property, and the Partnership's failure to contribute to the purchase of an environmental guaranty policy which would guarantee the closure of the environmental remediation of the Property currently being undertaken (the "Closure Guaranty") See "Environmental Matters".

          The Partnership's further obligations under the Purchase and Sale Agreement are subject to, among other things, approval of the transaction by Limited Partners owning a majority in interest of the Units on or before January 12, 1998, and the Buyer's payment of the purchase price for the Property. However, due to the maturity of the Partnership's current financing arrangements, the Managing General Partner anticipates that the Partnership needs the transaction to be approved by Limited Partners owning a majority in interest of the units on or before December 31, 1997.

     Regulatory Compliance

          No federal or state agency imposes requirements which, in themselves would restrict closing the sale and transferring ownership of the Property. However, certain conditions precedent to closing the sale are dependent upon the actions of a state agency. See "Environmental Matters".

     Factors Affecting Decision to Sell the Property

          General. The Managing General Partner's determination that the sale of the Property under the terms set forth in the Purchase and Sale Agreement is advantageous to the Partnership is based primarily upon the following factors: (i) the fairness of the purchase price; (ii) a material change in the demographics of the neighborhood surrounding the Property;
     (iii) the potential for increased maintenance and capital improvement costs in future years as the Property ages; and (iv) difficulty in obtaining quality credit worthy tenants as a result of increasing competition.

          Notwithstanding the Managing General Partner's recommendation to approve the sale of the Property to the Buyer, consideration should be given to certain disadvantages of a current sale. The Managing General Partner has identified the following as possible disadvantages of the sale of the Property as described herein: (i) the possibility of obtaining a higher price from the sale of the Property to other buyers; (ii) the possibility of improvement in the Stockton, California real estate market to the extent that such improvement might result in materially higher net proceeds from a sale of the Property in the future; (iii) the possibility that future maintenance and capital improvement costs will be more than offset by future appreciation of and/or increases in revenues generated by the Property; and (iv) the recognition of taxable gain resulting from a sale of the Property in 1998 rather than in a future year.

          Purchase Price. The Managing General Partner believes that the $7,275,000 purchase price for the Property represents a fair price to the Partnership based on the (i) extensive marketing of the Property to many potential buyers utilizing the office of the Broker, and (ii) the purchase price of the Property being virtually equal to the most recent appraised value of the Property as determined by an independent real estate appraisal firm.

          After the decision was made to attempt to sell the Property, several real estate brokerage firms were interviewed, not only to determine their capability, but to elicit their opinions as to market conditions, pricing considerations and timing factors. The Managing General Partner then considered whether the Property should be marketed directly to potential buyers or through one of the brokerage firms that had been interviewed.
     The Managing General Partner decided that it would be appropriate to list the Property with a real estate brokerage firm to provide the greatest exposure of the Property to the marketplace. Although this required paying a commission to a broker, the Managing General Partner believed that the broader exposure could result in a higher purchase price.

          The Broker was selected from this process based on the ability and experience of the individual directing the marketing effort and his thorough knowledge of the market for commercial properties in the Stockton, California area. In marketing the Property, the Broker utilized the national organization associated with the Broker, the individual's extensive contacts, and database of past and current buyers of properties similar to the Property.

          As a result of the marketing process, the Partnership received six offers to purchase the Property. Based on the bid price, reputation of the proposed purchaser, and ability to consummate the transaction, three buyers were given the opportunity to submit a final and best offer. To ensure that these buyers had maximum information regarding the Property, a comprehensive package of information was submitted to each of them. Final and best offers were then submitted to the Broker, from which the final and best offer for the Property was selected.

          The final and best offer accepted by the Partnership did not constitute the highest cash offer for the Property. The Managing General Partner believes that the number and nature of contingencies, especially with regard to environmental contamination liabilities, associated with the higher cash offer would have resulted in significant additional burdens and costs compared to the offer accepted. Additionally, the offeror of the higher cash offer had made an offer earlier in 1997, but failed to enter into a binding purchase and sale agreement and close the transaction. In comparison, the Buyer predicated his offer on fewer environmental contamination contingencies, and, because of his thorough knowledge of the Property, required fewer due diligence burdens. Based upon its review of all the offers, the Managing General Partner concluded that acceptance of the Buyer's offer would produce the best results for the Partnership.

          Complete appraisals of the Property by the independent real estate appraisal firm of Joseph J. Blake and Associates, Inc. were prepared in connection with prior annual audits of the Partnership's financial statements. A summary of the results of the appraisals follows:

                        Date of
                       Appraisal        Appraised Value
                       ---------        ---------------

                        9/30/96            $7,300,000
                        9/30/95            $7,950,000
                       11/10/94            $8,400,000

          The decline in appraised value of the Property as shown in the above appraisals resulted primarily from changes in neighborhood demographics surrounding the Property, resulting in the Partnership's inability to attract desirable tenants, and the existence of environmental contamination.

          These appraisals conform to the Uniform Standards of Professional Appraisal Practice and were each prepared by an individual appraiser with the MAI designation from the Appraisal Institute. There is no relationship between the Partnership, the Managing General Partner, Holdings or the officers and directors of any of their respective affiliates, and the appraiser, other than as client and appraiser.

          The purpose of the appraisals was to estimate the market value of the fee simple estate of the Property. The appraisals were primarily based upon an inspection and evaluation of the physical condition of the Property, investigation into the surrounding shopping center markets, including a review of the rents received by and recent sales of comparable properties, and an analysis of and capitalization of the estimated future income streams to be generated by the Property.

          Notwithstanding the Managing General Partner's belief that the purchase price of the Property, based upon the extensive marketing of the Property and the most recent independent appraisals, is fair, there are no assurances that the Partnership would not be able to obtain a higher price from a sale of the Property to other buyers or in the future.

          Market Conditions and Competition for Tenants. The strategy of marketing the Property for sale was initially prompted by stagnant market conditions in the Stockton, California area, and the fact that the investment in the Property was well beyond the seven to ten year holding period anticipated at the time of its acquisition. The northwest

     Stockton, California retail shopping center market has been over built in the past five years. The additional competition has kept rental rates flat and increased vacancy from 7% in the early 1990's to 10% at this time. The majority of new shopping centers have been built nearer to new residential developments where the demographics are much more attractive to potential tenants than the demographics of the area near the Property. This trend of new housing and retail shopping centers being built away from the Property is expected to have a negative effect on the neighborhood immediately surrounding the Property and thus hinder the ability to attract new tenants and raise rental rates at the Property. The prospect of added competition from newer projects, the need to complete certain anticipated maintenance of Property in the next one to two years to remaining competitive in the marketplace, and the material change in the neighborhood demographics resulted in a decision to explore the feasibility of a sale of the Property.

          While the Stockton, California overall shopping center market and interest by investors in the market is currently stable, it appears that the construction phase of the real estate cycle has moved away from the area surrounding the Property and, as a result, a greater supply of shopping centers in the more demographically desirable areas of Stockton will mean greater competition, potentially lower occupancy levels and rents and, potentially, reduced cash flow from the Property.

          Therefore, the Managing General Partner does not believe, especially in light of the ongoing environmental remediation at the Property (see "Environmental Matters"), that the value of the Property will increase in the foreseeable future materially above the net sale price to be realized by the Partnership pursuant to the Purchase and Sale Agreement. Despite this belief, however, there are no assurances that the Stockton, California, shopping center market will not improve to the extent that a future sale would generate materially higher net proceeds to the Partnership than the amount to be realized from the sale of the Property to the Buyer.

          Maintenance Costs and Capital Improvement Costs. Generally, in the initial years after the construction of a shopping center, maintenance costs are low. As a shopping center ages, maintenance costs increase in order to preserve the physical quality of the property and to compete with newer shopping centers. The Property is in excess of 18 years in age and the Managing General Partner expects that the Property will require, over the next one to two year period, from $200,000 to $250,000 of maintenance and capital improvement expenditures for roof and facade repairs to maintain the competitive position of the Property.

          There are no assurances that the actual costs of completing the maintenance and capital improvement projects discussed above will not be more or less than the estimates provided or that additional maintenance expenses will not be required. Further, there are no assurances that such maintenance and capital improvement expenditures would not be more than offset by future appreciation of and/or revenue generated by the Property.

          Tax Matters. With regard to ongoing tax benefits related to the ownership of the Property, the Managing General Partner believes that most Limited Partners are unable to use losses generated by these investments due to the limitations on the deductibility of passive activity losses imposed by the Tax Reform Act of 1986. Thus, other than a deferral of the gain related to a sale of the Property, most Limited Partners likely will derive no significant tax benefits from a longer holding period.

          The major disadvantage to most Limited Partners of a current sale of the Property and dissolution of the Partnership from a tax standpoint is the realization of the gain on the sale in 1998. If the sale of the Property was accomplished in a future year, a Limited Partner's tax liability related to the gain from a sale of the Property would be deferred to that year. With regard to tax exempt Limited Partners, the sale of the Property will create unrelated business taxable income. See "Federal Income Tax Consequences" below for a detailed presentation of the estimated tax consequences of the sale.

          Summary. Based upon (i) the Managing General Partner's determination that the purchase price for the Property is fair, (ii) the current and anticipated future status of the Stockton, California, real estate market,
     (iii) the anticipation of increased future maintenance and capital improvement costs which may not be offset by appreciation of and/or revenue generated by the Property, (iv) the material change in the demographics of the neighborhood surrounding the Property, and (v) the elimination of the tax benefits to non-tax exempt Limited Partners associated with ownership of the Property, the Managing General Partner has determined that the proposed sale of the Property in accordance with the Purchase and Sale Agreement and subsequent liquidation and dissolution of the Partnership is in the best interests of the Partnership.

     Environmental Matters

          From approximately 1979 through 1990 a card-lock fueling station had been operated on a parcel of land adjacent to and a part of the Property. In 1990, operation of the fueling station ceased, and in fiscal 1991 the Partnership determined that it would be permanently closed. In compliance with the California and San Joaquin County environmental regulatory requirements, the Partnership contracted with an environmental engineering firm to perform Phase I and Phase II environmental site assessments on this specific parcel of land. The results of those site assessments suggested the possibility that the site contained petroleum contaminants.

          In fiscal 1992, the Partnership contracted for the excavation and removal of the three underground fuel storage tanks located on this parcel of land. Upon excavation and removal of those underground fuel storage tanks, leakage of petroleum contaminants was discovered through performance of soil and groundwater tests. The Partnership retained California legal counsel and contracted with an environmental engineering firm (the "Engineering Firm") to perform further site analysis and to determine the proximate cause and extent of any contaminants.

          In the first quarter of fiscal 1993, the Partnership received the Preliminary Site Assessment report from the Engineering Firm detailing the results of its Phase II soil and groundwater sampling and analysis, as well as the Engineering Firm's recommendation for further action. In working with the San Joaquin County Public Health Services/Environmental Health Division (the "County Health Division"), the Partnership received approval to proceed with quarterly groundwater monitoring of the site for a term of one years which was completed as of December 31, 1993. An Evaluation of Remedial Alternative For Petroleum Hydrocarbon Impacted Soil was submitted to the County Health Division for further review and comments. The County Health Division notified the Partnership that the remedial alternative consisting primarily of soil vapor extraction complied with regulatory requirements and requested that the Partnership submit a work plan to the regulatory agency which included the proposed actions and proposed schedule for implementation and operation of the soil vapor extraction system. However, the Partnership became aware that groundwater contamination had also occurred and then began the process of determining the method, cost and timing of required soil and groundwater remediation measures. The Partnership has spent approximately $300,000 to date in connection with the remediation program and since fiscal 1993 has maintained an accrual of approximately $250,000 as a provision for possible additional remediation expenses.

          The existence of the petroleum contamination has limited the potential buyers of the Property. Specifically, it has prevented marketing to many institutional buyers and public real estate investment trusts. The Partnership had to focus its marketing efforts on entrepreneurial investors who were not subject to financing or other constraints due to environmental remediation issues.

          Pursuant to the Purchase and Sale Agreement, the Buyer is purchasing the Property "as is" from the Partnership subject to the following conditions related to the environmental issues at the Property. The Buyer has investigated the Property thoroughly and is aware of and has evaluated the environmental remediation requirements with respect to the Property. The Buyer has released the Partnership from any and all claims it may have against the Partnership with respect to environmental remediation matters; however, the Partnership will remain liable, to persons other than the Buyer, to the extent provided by law for any environmental remediation relating to its period of ownership of the Property.

          As a condition of the Purchase and Sale Agreement, the Partnership must purchase property transfer liability insurance (the "Environmental Insurance") and resolve the pending environmental investigation with the County Health Division.

          The Managing General Partner is purchasing the Environmental Insurance for the benefit of the Partnership to insure the Partnership against any future claims for unknown environmental matters and to facilitate the sale of the Property. The approximate $67,000 cost of the Environmental Insurance will be paid from Partnership funds. The Environmental Insurance will cover claims relating to environmental contamination unknown as of the date of the policy. For example, the Environmental Insurance will not cover costs related to the environmental contamination resulting from the leaking fuel storage tanks, but will cover any liability resulting from other contamination sources discovered after the policy date. The Environmental Insurance covers the Partnership (as an additional insured) and the Buyer (as the primary insured) for aggregate claims of up to $2,000,000 for a period of 10 years.

          As noted in the preceding paragraph, the Purchase and Sale Agreement requires that the Partnership obtain a written notice from the County Health Division confirming that the County Health Division has recommended all pending investigations of the environmental condition of the Property be terminated, closed, and discontinued (the "Closure Letter"). In the event that the Partnership has not obtained the Closure Letter on or before December 31, 1997, (i) the Buyer may terminate the Purchase and Sale Agreement, (ii) the Buyer and the Partnership may mutually agree to extend the period for obtaining the Closure Letter until June 30, 1998, (iii) the Buyer and the Partnership may mutually agree to waive the Closure Letter requirement, or (iv) the Buyer or the Partnership may require the other party to contribute one-half the cost of a Closure Guaranty which guarantees that an environmental firm will obtain the Closure Letter on behalf of the Partnership and the Buyer. The Closure Guaranty would only guaranty the obtaining of the Closure Letter with regard to the contamination resulting from the underground fuel storage tanks, and would not cover contamination which as of yet is undiscovered. If either the Buyer or the Partnership elects to require contribution to the Closure Guaranty, the party making such election obligates itself to contribute one-half of the cost of the Closure Guaranty. The Partnership's liability under the contribution arrangement, however, is limited to $50,000.

          The Managing General Partner intends to complete all environmental remediation required by applicable regulatory authorities prior to closing the sale of the Property. The Managing General Partner is unsure of the time required to complete all environmental remediation to the satisfaction of applicable regulatory authorities. The Partnership will continue to bear the cost of environmental remediation of the Property through completion of such activities, unless either the Buyer or the Partnership elects to require the Closure Guaranty as described in the preceding paragraph. The Managing General Partner intends to retain a reserve, adequate to fund all anticipated environmental remediation costs, from cash available to the Partnership until such time as such costs are fully funded.

          After completion of the foregoing (including, without limitation, the obtaining of the Closure Letter) and such other steps as the Managing General Partner may determine necessary to adequately provide for all existing and potential environmental liabilities of the Partnership, a final distribution and liquidation of the Partnership will be made and the Partnership dissolved. The Partnership will not make a final distribution until the County Health Division issues the Closure Letter whether or not the Closure Guaranty is obtained. Therefore, Limited Partners may expect an initial distribution after closing of the sale of the Property of cash available for distribution (less cash retained by the Partnership to maintain adequate reserves) and a subsequent distribution upon completion of environmental remediation and the Partnership obtaining the Closure Letter as described above. The Managing General Partner is unable at this time to estimate the full extent of additional expenses that may be incurred. The estimate of costs and their timing of payment could change as a result of (i) changes to a remediation plan required by the County Health Division, (ii) changes in technology available to treat the site, (iii) unforeseen circumstances existing at the site and (iv) differences between actual inflation rates and rates assumed in preparing the estimate.

     Projected Operations of the Partnership

          Historically, the Partnership has incurred cash flow deficits from time to time and, as a result of the sale of Partnership properties and environmental remediation costs being incurred by the Partnership, the Partnership is currently operating on a marginal break-even basis. If the operating results of the Partnership were to deteriorate or the Partnership incurred substantial additional costs for environmental remediation or capital expenditures, the Partnership may require funds in excess of Partnership cash reserves to support these expenditures. The Managing General Partner has no obligation to make advances to the Partnership. To the extent that positive cash flow is generated and the Property is not sold, the Managing General Partner intends to maintain necessary cash reserves, repay amounts payable to the Managing General Partner, and thereafter make distributions to the Limited Partners.

          The Managing General Partner believes that a sale of the Property at this time is advantageous to the Partnership by avoiding the possibility of future cash flow deficits, providing funds to the Partnership to repay its outstanding debt (including debt owed to the Managing General Partner) and to make distributions to the Limited Partners.

          The mortgage payable on the Property in the amount of $3,204,118 at June 30, 1997 is secured by a first deed of trust and is nonrecourse to the Partnership. The carrying value of the Property at June 30, 1997 was $5,569,588. The interest rate on the loan was 10.5% and matures December 31, 1997. If the proposed sale of the Property does not occur, the Managing General Partner will seek an extension of the current financing sufficient to permit selling the Property. Although the Managing General Partner believes the lender will grant an extension as necessary to complete the sale of the Property, no assurance can be given that an extension will be granted. In the event the current financing cannot be extended, the Partnership would be unable to meet its outstanding loan obligation and could subsequently lose the Property in foreclosure.

     Certain Effects of the Sale

          Upon consummation of the sale of the Property, the proceeds of the sale will be used to repay the mortgage note secured by the Property and expenses of such sale. The expenses of the sale are estimated at $665,250 and are comprised of a sales commission ($509,250) and estimated title, legal, the Environmental Insurance, and other expenses ($142,000), but does not include the cost of possible contribution to the Closure Guaranty.

          The Partnership will then apply the remaining net proceeds from the sale of the Property and any other funds of the Partnership to the payment of remaining debts and liabilities of the Partnership (including amounts owed to the Managing General Partner, which totaled $126,030 on June 30, 1997, including cash advances of $9,324, deferred fees earned of $112,386 and unpaid administrative expenses of $4,320), the expenses of liquidation and to the setting up of cash reserves, if necessary, to cover contingent liabilities arising out of or in connection with the operations of the Partnership (including reserves to cover environmental remediation expenses and liabilities and the cost of contribution to the Closure Guaranty, if any). The amount owed to the Managing General Partner will be reduced by the $102,176 negative capital account of the Managing General Partner generated from the sale of the Property, resulting in a net payable to the Managing General Partner of $23,854. The remaining amounts will be distributed to the Limited Partners in one or more distributions. The timing and amount of the final distribution in liquidation of the Partnership will depend upon resolution of environmental remediation liabilities. See "Environmental Matters." Based upon the pro forma financial information as of June 30, 1997, the Limited Partners would receive approximately $3,830,951, or approximately $174 per Unit (without reduction for additional environmental remediation expenses and the cost of contribution to the Closure Guaranty, if any).

          Neither Colorado law nor the Partnership Agreement afford dissenters' or appraisal rights to the Limited Partners in connection with the proposed sale of the Property. If the proposed transaction is approved by Limited Partners owning a majority in interest of the Units, all Limited Partners will receive a distribution in accordance with the procedures prescribed by the Partnership Agreement.

          It is anticipated that if the proposed transaction is not consummated, the Managing General Partner will continue to manage the Property on behalf of the Partnership until such time as the Property is sold.

     Accounting Treatment

          Upon closing the sale of the Property and subsequent liquidation of the Partnership, the Partnership currently estimates that it will realize a net gain for accounting purposes of approximately $897,918.

     Federal Income Tax Consequences

          The purpose of the following discussion of Federal income tax consequences is to inform the Limited Partners of the anticipated Federal income tax consequences to the Limited Partners arising from the sale of the Property and the subsequent liquidation and dissolution of the Partnership. The tax information included herein was prepared by the Managing General Partner. The tax information is taken from tax data compiled by the Managing General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel or any other independent tax advisor. The tax discussion that follows is merely intended to inform the Limited Partners of anticipated Federal income tax consequences and should not be considered tax advice. The following discussion does not take into consideration any state income tax consequences.

          The tax estimates presented in this section utilize two different tax rate scenarios ("Higher" and "Lower") and two different passive activity loss ("PAL") scenarios in an effort to provide Limited Partners with a range of the tax consequences experienced to date related to their investment in the Partnership and the tax consequences resulting from the sale of the Property and subsequent liquidation and dissolution of the Partnership contemplated herein. It is possible that Limited Partners' individual tax situations will vary from the scenarios presented and as a result Limited Partners are encouraged to review the consequences of the sale with their tax advisor.

          Through December 31, 1996, the Limited Partners have received the following estimated tax expense/(benefit):

                                               Higher          Lower
     Scenario 1                              Tax Rates       Tax Rates
     ----------                             ------------    ------------
     Gross Tax Expense/(Benefit)            $(4,083,427)    $(2,397,350)
     Expense/(Benefit) Per $1,000 Unit             (186)           (109)


These estimates are based on the following assumptions:

(a) Each Limited Partner was allocated the same amount of gain, loss, income, or deduction per Unit in the initial year of the Partnership whereas the actual amount of income allocated during the initial year was different based upon the day on which the Limited Partner acquired an interest in Units of the Partnership.

(b) The PAL's generated by the Partnership were fully deducted in the year the losses were generated.

(c) There were no limitations on the deductibility of capital losses. Capital losses were fully deducted in the year in which they were generated.


(d)  Tax rates per year:

                                    Higher            Lower
                    Year           Tax Rates        Tax Rates
                  ---------        ---------        ---------
                  1984-1986           40%              25%
                  1987-1997           28%              15%

                                             Higher           Lower
     Scenario 2                            Tax Rates        Tax Rates
     ----------                           ------------     ------------
     Gross Tax Expense/(Benefit)          $(3,307,010)     $(1,981,412)
     Expense/(Benefit) Per $1000 Unit            (150)             (90)

These estimates are based on the following assumptions:

(a) Each Limited Partner was allocated the same amount of gain, loss, income, or deduction per Unit in the initial year of the Partnership whereas the actual amount of income allocated during the initial year was different based upon the day on which the Limited Partner acquired an interest in Units of the Partnership.

(b) Only the PAL deduction allowed by the phase-in rules of the 1986 Tax Act were used to offset passive activity income.

(c) There were no limitations on the deductibility of capital losses. Capital losses were fully deducted in the year in which they were generated.

(d)  Tax rates per year:

                                    Higher            Lower
                    Year           Tax Rates        Tax Rates
                  ---------        ---------        ---------
                  1984-1986           40%              25%
                  1987-1997           28%              15%

     The sale of the Property and liquidation and dissolution of the Partnership will result in a net gain for Federal income tax purposes in 1997. The amount of this net gain allocated to the Limited Partners is estimated to be $3,350,953. The Managing General Partner estimates that the composition of this gain and the Federal income tax liability or benefit related thereto will be as follows:

                                                 Per Unit
                                               -------------
                                               Higher  Lower
                                                Tax     Tax
                                     Total     Rates   Rates
                                   ----------  ------  -----
     Ordinary income               $   53,296     -      -
     Section 1231 gain/(1)/         3,297,657     -      -
                                   ----------
     Net gain allocated to
       Limited Partners            $3,350,953     -      -
                                   ==========

     Federal income tax
       liability -  no PAL
       carryforward/(2)/                   --    $43    $23
                                                 ===    ===

     Federal income tax
       liability - PAL
       carryforward/(3)/                   --    $ 7    $ 4
                                                 ===    ===

     /(1)/ Generally, Section 1231 gain is treated as long-term capital gain.
           The maximum tax rate on capital gains in 1997 is 28 percent, whereas the maximum tax rate in 1997 on ordinary income is 39.6 percent.

     /(2)/ This Federal income tax calculation assumes:

           (a) The PAL generated by the Partnership in prior years were fully deducted in the year the losses were generated.

           (b) There are no limitations on the deductibility of the long-term capital loss. Capital losses were fully deducted in the year the losses were generated.

           (c) The calculation is as follows:

                                                       Higher         Lower
                                                     Tax Rates      Tax Rates
                                                     ---------      ---------

               Assumed Federal tax rate                  28%            15%
               Total income allocated (per Unit)       $152           $152
               Federal income tax (per Unit)           $ 43           $ 23

     /(3)/ This Federal income tax calculation assumes:

               (a) Only the PAL deduction allowed by the phase-in rules of the
                   1989 Tax Act were used to offset passive income.

               (b) There are no limitations on the deductibility of the long-
                   term capital loss. Capital losses were fully deducted in the year the losses were generated.

               (c) The calculation is as follows:

                                                 Higher      Lower
                                               Tax Rates   Tax Rates
                                               ---------   ---------
          Assumed Federal tax rate                 28%         15%
          Total income allocated (per Unit)       $26         $26
          Federal income tax (per Unit)           $ 7         $ 4

          The Limited Partners' share of Partnership syndication costs is $2,057,308 ($94 per Unit). These costs have never been deducted by the Partnership. Please consult your tax advisor to discuss the proper treatment of these costs upon the liquidation of the Partnership and final distribution corresponding to your Partnership interest.

          The preceding tax discussion assumes the Limited Partner is a taxable entity. For tax-exempt Limited Partners such as IRAs, certain pension and profit-sharing plans and other tax-exempt entities, the unrelated business taxable income ("UBTI") allocable to the Limited Partners from the sale of the Property and the liquidation and dissolution of the Partnership is estimated as follows:

                                             Total      Per Unit
                                          ------------  --------
          UBTI from sale of the Property   $3,307,699     $150
          Income from operations           $   53,296     $  2


          Tax-exempt entities subject to UBTI should consult their tax advisor for the treatment and reporting of the UBTI from the sale of the Property, the income from operations and the tax consequences of the liquidation and dissolution of the Partnership and final distribution corresponding to their Partnership interest.

Interests of Certain Persons in the Purchase and Sale Agreement

          After the payment of the remaining liabilities of the Partnership and the expenses of liquidation that could potentially include, without limitation, the cost of the Closure Guaranty (see "Environmental Matters") and obtaining the Closure Letter, the Managing General Partner intends to distribute all of the available funds of the Partnership. Included in the remaining liabilities of the Partnership are the net amounts owed to the Managing General Partner for cash advances made to the Partnership, deferred fees earned, and unpaid administrative expenses reduced by the negative capital account balance of the Managing General Partner resulting from the sale of the Property. These net amounts totaled $23,854 as of June 30, 1997, and will be adjusted for any additional liabilities of the Partnership to the Managing General Partner through closing. See "Distributions in Liquidation of the Partnership" below.

          Pursuant to the Partnership Agreement, the Managing General Partner is not permitted to grant to itself or to any affiliate an exclusive listing for the sale of Partnership properties. The Managing General Partner will not receive a sales commission or fee associated with the sale of the Property. None of the officers, directors, employees or affiliates of Holdings will receive any incentive compensation related to the sale of the Property.

Distributions in Liquidation of the Partnership

     The following is a brief summary of the Partnership's estimated distributions in liquidation of the Partnership after the sale of the Property, but does not take into account environmental remediation expenses and liabilities or the cost of contribution to the Closure Guaranty, if any. All of the following selected financial information is based upon amounts as of June 30, 1997, and certain estimates of liabilities at closing (assuming a closing date of January 14, 1998). The estimated distributions do not take into consideration federal or state income tax liabilities or additional environmental remediation expenses. Final results may differ from these estimates. A more detailed discussion of the financial consequences of the sale of the Property and liquidation of the Partnership is set forth below under the caption "Unaudited Pro Forma Financial Information." All Limited Partners are encouraged to review carefully the unaudited pro forma financial statements and notes thereto.

     If the Limited Partners owning a majority in interest of the Units approve the proposed sale of the Property and the liquidation and dissolution of the Partnership and the transaction is closed, the Partnership will distribute the available funds of the Partnership pursuant to the terms of the Partnership Agreement. The Partnership will make a final distribution once the County Health Division has issued the Closure Letter. The estimated available funds of the Partnership after the sale of the Property and subsequent dissolution do not include additional expenses for environmental remediation and the cost of contribution to the Closure Guaranty, if any.

Estimated Distribution to Limited Partners:
-------------------------------------------

Total contract sale price                                                   $ 7,275,000
Selling commission                                                             (509,250)
Other expenses of sale (primarily legal fees and environmental and
    title insurance)                                                           (142,000)
    Less:  Current liabilities of Venetian (including mortgage payable)      (3,543,429)
                                                                            -----------
Adjusted cash received                                                        3,080,321
    Add:   Current liquid assets of the Partnership                             789,484
    Less:  Outstanding debt to Managing General Partner                         (23,854)
           Estimated expenses of liquidation and dissolution                    (15,000)
                                                                            -----------

Estimated cash available for final distribution                             $ 3,830,951
                                                                            ===========

Estimated distribution to Limited Partners per $1,000 Unit                      $174.13
                                                                            ===========

     Based upon financial information available at June 30, 1997, set forth below is a summary of all cash distributions that will have been made to Limited Partners from the inception of the Partnership through the distribution of the estimated available cash in liquidation and dissolution of the Partnership (without regard to any additional environmental remediation expenses and the cost of contribution to the Closure Guaranty, if any).

                                              Aggregate     Distribution
                                             Distribution  per $1,000 Unit
                                             ------------  ---------------
Actual Partnership Distributions from
  Net Operating Cash Flow to Date              $5,686,490       $258.47
Estimated Partnership Distributions in
  Liquidation of the Partnership                3,830,951        174.13
                                               ----------       -------

Total Estimated Cash Distributions to the
  Limited Partners                             $9,517,441       $432.60
                                               ==========       =======

     Based upon financial information available at June 30, 1997, set forth below is an estimate of the cumulative per Unit Federal income tax results, for taxable persons, and cash distributions during the life of the Partnership assuming the sale of the Property and estimated distribution of available cash in liquidation and dissolution of the Partnership (without regard to any additional environmental remediation expenses and the cost of contribution to the Closure Guaranty, if any):

                                              Higher        Lower
                                           Tax Rates(1)  Tax Rates(1)
                                           ------------  ------------
Federal Income Tax Results
  Ordinary loss                                $(276)        $(157)
  Section 1231 Gain                              133            71
                                               -----         -----
Total Tax Benefit per Unit                     $(143)        $ (86)
                                               =====         =====

Estimated Cash Distributions to Limited
 Partners per Unit (Return of Capital)         $ 436         $ 436
                                               =====         =====

Total Tax and Cash Benefit per Unit            $ 579         $ 522
                                               =====         =====
-------------------------------
(1)   Assumed Tax Rates:
                                              Higher         Lower
                           Year             Tax Rates     Tax Rates
                          ------           -----------   -----------
                        1984-1986               40%           25%
                        1987-1997               28%           15%

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma balance sheet assumes that as of June 30, 1997, the Partnership had sold the Property to the Buyer for $7,275,000 and liquidated and dissolved the Partnership. The funds available for distribution to Limited Partners, adjusting for payment of liabilities of the Partnership, expenses and prorations of sale and expenses of liquidation, are expected to total approximately $3,897,951. All of such funds will be distributed to the Limited Partners pursuant to the terms of the Partnership Agreement (subject to reductions for additional environmental remediation expenses and the cost of contribution to the Closure Guaranty, if any).

     The unaudited pro forma statements of operations which follow restate the historical operations of the Partnership for the year ended September 30, 1996, and the nine months ended June 30, 1997, through the elimination in total of the operating results of the Partnership.

     The unaudited pro forma balance sheet and unaudited pro forma statement of operations should be read in conjunction with the appropriate notes to the unaudited pro forma financial information.

     ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF JUNE 30, 1997. FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                     BOETTCHER WESTERN PROPERTIES III LTD.
                            (A Limited Partnership)
                            Pro Forma Balance Sheet
                                 June 30, 1997
                                  (Unaudited)

                                                                    Pro Forma Adjustments
                                                                    ---------------------
                                               Historical         Sale of       Liquidation &       Pro Forma
                                              June 30, 1997      Venetian        Dissolution      June 30, 1997
                                              -------------     -----------     -------------     -------------
Assets
------

   Real estate held for sale                   $5,569,588       $(5,569,588)      $         -     $         -

   Cash and cash equivalents, at cost
      which approximates market value             789,484         3,147,321        (3,936,805)              -
   Accounts receivable and other assets           137,835          (137,835)                -               -
   Debt issuance costs, net of accumulated
      amortization of $43,673                       3,409            (3,409)                -               -
                                               ----------       -----------       -----------     -----------

  Total Assets                                 $6,500,316       $(2,563,511)      $(3,936,805)    $         -
                                               ==========       ===========       ===========     ===========

Liabilities and Partners' Capital
---------------------------------

   Mortgages payable, net of unamortized
      debt discount of $2,509                  $3,204,118       $(3,204,118)      $         -     $         -
   Payable to managing general partner            126,030                 -           (23,854)              -
                                                                                     (102,176)
   Tenants' deposits                               38,458           (38,458)                -               -
   Accounts payable and accrued liabilities       293,812          (293,812)                -               -
   Unearned rental income                           7,041            (7,041)                -               -
                                               ----------       -----------       -----------     -----------
      Total Liabilities                         3,669,459        (3,543,429)         (126,030)              -
                                               ----------       -----------       -----------     -----------

   Partners' Capital:
      General partners                           (111,975)            9,799           102,176               -
      Limited partners                          2,942,832           970,119        (3,912,951)              -
                                               ----------       -----------       -----------     -----------

      Total Partners' Capital                   2,830,857           979,918        (3,810,775)              -
                                               ----------       -----------       -----------     -----------

  Total Liabilities & Partners' Capital        $6,500,316       $(2,563,511)      $(3,936,805)    $        -
                                               ==========       ===========       ===========     ===========

   See accompanying notes to financial statements.

                     BOETTCHER WESTERN PROPERTIES III LTD.
                            (A Limited Partnership)
                       Pro Forma Statement of Operations
                    For the nine months ended June 30, 1997
                                  (Unaudited)

                                                                           Pro Forma Adjustments
                                                                           ---------------------
                                                    Historical                                           Pro Forma
                                                 Nine Months Ended           Sale of Venetian,       Nine Months Ended
                                                   June 30, 1997         Liquidation & Dissolution     June 30, 1997
                                                   -------------         -------------------------     -------------
Revenue:
     Rental income                                    $593,969                  $(593,969)                 $ -
     Tenant reimbursements for common
       area charges, insurance and taxes               203,583                   (203,583)                   -
     Other income                                       48,169                    (48,169)                   -
                                                      --------                  ---------                  ---
                                                       845,721                   (845,721)                   -
                                                      --------                  ---------                  ---

Expenses:
     Interest, including amortization of debt
       discount and debt issuance costs                274,831                   (274,831)                   -
     Property taxes                                     64,624                    (64,624)                   -
     Fees and reimbursements to
       managing general partner                         76,395                    (76,395)                   -
     Other management fees                              35,160                    (35,160)                   -
     Repairs and maintenance                           102,207                   (102,207)                   -
     Utilities                                          26,433                    (26,433)                   -
     Other administrative                               68,820                    (68,820)                   -
     Environmental                                       7,825                     (7,825)                   -
                                                      --------                  ---------                  ---
                                                       656,295                   (656,295)                   -
                                                      --------                  ---------                  ---

Net earnings (loss)                                   $189,426                  $(189,426)                 $ -
                                                      ========                  =========                  ===

Net earnings per limited partnership unit
  using the weighted average number of
  limited partnership units outstanding
  of 22,000                                           $   8.61                  $   (8.61)                 $ -
                                                      ========                  =========                  ===

See accompanying notes to financial statements.

                     BOETTCHER WESTERN PROPERTIES III LTD.
                            (A Limited Partnership)
                       Pro Forma Statement of Operations
                     For the year ended September 30, 1996
                                  (Unaudited)

                                                                           Pro Forma Adjustments
                                                                         --------------------------
                                                        Historical                                       Pro Forma
                                                        Year Ended           Sale of Venetian,           Year Ended
                                                    September 30, 1996   Liquidation & Dissolution   September 30, 1996
                                                    -------------------  --------------------------  ------------------
Revenue:
     Rental income                                      $1,323,274              $(1,323,274)                $ -
     Tenant reimbursements for common
      area charges, insurance and taxes                    229,628                 (229,628)                  -
     Other income                                           78,783                  (78,783)                  -
                                                        ----------              -----------                 ---
                                                         1,631,685               (1,631,685)                  -
                                                        ----------              -----------                 ---
Expenses:
     Interest, including amortization of debt
      discount and debt issuance costs                     526,180                 (526,180)                  -
     Depreciation                                          317,221                 (317,221)                  -
     Property taxes                                        143,570                 (143,570)                  -
     Fees and reimbursements to managing
      general partner                                      133,530                 (133,530)                  -
     Other management fees                                  72,928                  (72,928)                  -
     Salaries of on-site property managers                  62,888                  (62,888)                  -
     Repairs and maintenance                               170,148                 (170,148)                  -
     Utilities                                              71,245                  (71,245)                  -
     Other  administrative                                 202,982                 (202,982)                  -
     Environmental costs                                    16,596                  (16,596)                  -
                                                        ----------              -----------                 ---
                                                         1,717,288               (1,717,288)                  -
                                                        ----------              -----------                 ---

     Earnings (loss) from operations                       (85,603)                  85,603                   -

     Gain (loss) on sale of real estate
      investment                                         1,329,705               (1,329,705)                  -
                                                        ----------              -----------                 ---

Net earnings (loss)                                     $1,244,102              $(1,244,102)                $ -
                                                        ==========              ===========                 ===

Net earnings (loss) per limited partnership unit
 using the weighted average number of
 limited partnership units outstanding of
 22,000                                                 $    55.98              $    (55.98)                $ -
                                                        ==========              ===========                 ===

See accompanying notes to financial statements.

                     BOETTCHER WESTERN PROPERTIES III LTD.
                            (A Limited Partnership)
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


1) The unaudited pro forma balance sheet assumes that the Partnership had sold Venetian Square Shopping Center ("Venetian") for $7,275,000 and liquidated and dissolved the Partnership as of June 30, 1997. The unaudited pro forma statements of operations restate the historical operations of the Partnership for the year ended September 30, 1996, and the nine months ended June 30, 1997, by eliminating in total the operating results of the Partnership.

2) The estimated gain recognized from the sale of Venetian and estimated distribution of available funds in liquidation of the Partnership to Limited Partners as of June 30, 1997 has been computed as follows:


Gain on sale of real estate investment:
---------------------------------------
     Total contract sale price                                                 $ 7,275,000
       Less:  Net book value of real estate investment                          (5,569,588)
              Selling commission                                                  (509,250)
              Other expenses of sale (primarily legal fees
              and environmental and title insurance)                              (142,000)
                                                                               -----------
     Gain on sale                                                                1,054,162
     Write off of non-cash assets                                                 (141,244)
                                                                               -----------
     Net gain on sale                                                              912,918
     Estimated expenses of liquidation and dissolution                             (15,000)
                                                                               -----------
     Net gain on sale and dissolution                                          $   897,918
                                                                               ===========

Distribution to Partners:
-------------------------
     Total contract sale price                                                 $ 7,275,000
     Selling commission                                                           (509,250)
     Other expenses of sale (primarily legal fees and
      environmental and title insurance)                                          (142,000)
       Less: Current liabilities of Venetian (including mortgages payable)      (3,543,429)
                                                                               -----------
       Adjusted cash received                                                    3,080,321

              Add:   Current liquid assets of the Partnership                      789,484
              Less:  Outstanding debt to Managing General Partner                  (23,854)
                     Estimated expenses of liquidation and dissolution             (15,000)
                                                                               -----------

              Estimated cash available for final distribution                  $ 3,830,951
                                                                               ===========

              Estimated distribution to Limited Partners per $1,000 unit       $    174.13
                                                                               ===========

                   CERTAIN INFORMATION ABOUT THE PARTNERSHIP,
                   THE MANAGING GENERAL PARTNER AND HOLDINGS

     The principal executive offices of the Partnership, the Managing General Partner and Holdings are located at 77 West Wacker Drive, Chicago, Illinois, 60601, and their telephone number is (312) 574-6000.

     The Units are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). As such, the Partnership currently is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Reports and other information filed by the Partnership can be inspected at and obtained from the Commission at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, 7 World Trade Center, New York, New York 10048. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Partnership's registration and reporting requirements under the Exchange Act will discontinue after the sale of the Property and liquidation and dissolution of the Partnership.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP is the Partnership's independent auditors. No representatives of KPMG Peat Marwick LLP will attend the Special Meeting of Limited Partners.

                           INCORPORATION BY REFERENCE

     The following shall be deemed to be incorporated by reference into this Proxy Statement:

  (a) The Partnership's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996, specifically Item 1. Business, Item 2. Properties,
       Item 5. Market for the Registrant's Limited Partnership Interests and Related Limited Partner Matters, Item 6. Selected Financial Data, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data, and
       Item 13. Certain Relationships and Related Transactions;

  (b) The Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

  (c) All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Special Meeting.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. This Proxy Statement is accompanied by the Partnership's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996, and the Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The Partnership will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or equally prompt means, within one business day of receipt of such request, a copy of any and all other information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Requests for such information should be directed to Investor Services Department, 77 West Wacker Drive, Chicago, Illinois 60601, (312) 574-5312.

                                  Appendix A

PROXY

BOETTCHER WESTERN PROPERTIES III LTD.
77 West Wacker Drive, Chicago, Illinois 60601

This proxy is solicited on behalf of
Boettcher Western Properties III Ltd.

     The undersigned hereby appoints each of Thomas M. Mansheim and Kelly J. Stradinger, individually, with full power of substitution, as proxies, and hereby authorizes them to represent and to vote as designated below all units of limited partner interest of Boettcher Western Properties III Ltd. (the "Partnership") held of record by the undersigned on November 18, 1997 at the Special Meeting of the Limited Partners of the Partnership to be held on December 30, 1997, or any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Limited Partner or, if no direction is given, this proxy will be voted FOR the Proposal and in the same manner with respect to any proposal to adjourn the Special Meeting. Additionally, this proxy may be voted in the discretion of the proxies appointed hereby with respect to any matter incident to the conduct of the Special Meeting.

     Please check the appropriate blanks below in blue or black ink.

     Proposal to sell substantially all the assets of the Partnership, comprised of the shopping center property owned by the Partnership located in Stockton, California, commonly known as Venetian Square Shopping Center, and to subsequently liquidate and dissolve the Partnership.

     ___ For            ___ Against            ___ Abstain


          _____________________________________          __________
               Signature                                    Date

          _____________________________________
               Print Name

          _____________________________________          __________
               Signature, if held jointly                   Date

          _____________________________________
               Print Name

     Please sign exactly as your name appears on the certificate(s) representing your limited partner interest(s). When such interest(s) are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please have signed in full corporate name by the president or other authorized officer. If a partnership, please have signed in partnership name by an authorized person.


Please mark, sign, date and return this proxy promptly using the enclosed envelope.